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                                                                    Exhibit 23.1



                         Independent Auditors' Consent


The Board of Directors
SUPERVALU INC:

We consent to incorporation by reference in the registration statements No. 33-28310, No. 33-16934, No. 2-56896, No. 33-50071, No. 333-10151, No. 333-24813,
No. 333-61365, No. 333-72851, No.333-89157, No. 333-32354 and No. 333-32356 on
Form S-8 and No. 33-56415 and No. 333-94965 on Form S-3 of SUPERVALU INC. of our reports dated April 4, 2000, relating to the consolidated balance sheets of SUPERVALU INC. and subsidiaries as of February 26, 2000 and February 27, 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended, and the related schedule, which reports appear in the 2000 annual report on Form 10-K of SUPERVALU INC.



/s/ KPMG LLP



Minneapolis, Minnesota
April 26, 2000